UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2007

Capital Growth Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida --------------------------------------	0-30831 -------------------------------	65-0953505 ----------------------------
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison, Suite 2060, Chicago, Illinois 60661

(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Junior Secured Facility - $2,000,000 of Additional Funding and Modification of Rights to New Lenders

In January 2007, the Company entered into an agreement with a number of individuals and entities for the establishment of a Junior Secured Facility that permits the funding of up to $10 million of original principal amount of advances. As of November 30, 2007, an aggregate of $7,312,208 of advances had been made under the facility. On December 4, 2007, Aequitas Capital Management, Inc. entered into an agreement with the Company providing it and its designees the right to fund up to an additional $2 million under the facility (subject to the modifications noted below) on or before December 15, 2007, which if funded, would bring aggregate advances under the facility to $9,312,208 (with the new lenders referred to as the “New Lenders”). Advances under the facility are convertible by the lenders into capital stock of the Company based upon a 20% discount to the average closing price of the Company’s common stock for the ten trading days immediately preceding the date of delivery of the notice of conversion of the loan to equity. In addition, if the New Lenders fund the full $2,000,000, they will be issued warrants to purchase, in the aggregate, 4 million shares of common stock of the Company at $0.45 per share (prorated based upon warrants for 200,000 shares for each $100,000 of loan funding and subject to adjustment based upon a weighted average anti-dilution formulation) and expiring December 31, 2009.

The Junior Secured Facility is secured by a junior lien on the Company’s assets and the assets of its subsidiaries, which is expressly subordinated to the Senior Secured Facility of Hilco Financial, LLC and any refinancing of that facility.

The proposed funding of the loans from the New Lenders is subject to a loan agreement which provides for the following rights in favor of the New Lenders and/or their representative (Aequitas Capital Management, Inc.) that would vary from the rights with respect to the other lenders under the Junior Secured Facility: (i) the warrants to be issued in connection with the loan facility shall have an approximate 5-year term, ending December 31, 2012; (ii) in connection with the initial funding of the facility, the Servicer for the notes was amended to be Aequitas which will replace the prior servicer (a corporation controlled by David Lies, the largest current lender under the facility); (iii) Aequitas will be paid a transaction fee of $100,000 in connection with the initial funding by the New Lenders, plus reimbursement for out-of-pocket expenses not to exceed $25,000; (iv) Aequitas or its designee will be granted certain investor rights for so long as any of the notes to the New Lenders remain outstanding, including the following: (A) right of New Lenders to purchase, in the aggregate, up to $600,000 of common stock of the Company pursuant to the Company’s $0.15 per share common stock offering (which purchases have been made and are a part of the purchases referenced in Section 3.02 below); and (B) an undertaking by the Company that, for a period of 6 months following the closing of the investment, the Company would not enter into a “competing transaction” (an investment in the Company, sale or merger of the Company, or significant strategic acquisition) without the prior approval of Aequitas, and with a break-up fee of $75,000 of cash and an option to acquire 125,000 shares of common stock at $0.01 per share in the event of a violation of this covenant, absent Aequitas’ abandonment of the provision of services to assist in a competing transaction). In addition, pursuant to an advisory agreement between the Company and Aequitas, in the event the full $2,000,000 of the New Lender loans are funded, Aequitas will be issued a warrant to purchase 3,000,000 shares of the Company’s Common Stock at $0.15 per share, subject to anti-dilution adjustment to account for the issuances below $0.15 per share.

Hudson Settlement Agreement. The Company entered into a final severance and release agreement with Thomas G. Hudson, the former CEO of the Company, effective November 30, 2007. The Company entered into a mutual release with Mr. Hudson that includes the abandonment of all unpaid severance with respect to his employment agreement in consideration for the issuance of 2 million shares of common stock on January 15, 2008. In addition, warrants to purchase 1 million shares of the Company’s common stock that had been issued to Mr. Hudson as part of his investment in the Company’s Units offering that was consummated on January 19, 2007 were extinguished and he agreed to exchange his CenterPath Loan warrants (to purchase 1.5 million shares of the Company’s common stock) for substantially identical warrants except that 1 million of the 1.5 million shares purchaseable under the new warrants will have cashless exercise rights.

Under the settlement agreement, the parties agreed to release all claims and causes of action they might have against each other except for certain retained rights, which were limited to: (i) enforcement of the rights under the settlement agreement; (ii) retention of rights for coverage under applicable liability insurance policies; (iii) retention of rights under existing investment instruments held by Mr. Hudson (outstanding note and warrants) and (iv) right to participate ratably with other investors in subsequent registrations of shares of common stock outstanding and/or underlying outstanding warrants and options.

Item 3.02 Unregistered Sales of Equity Securities

With respect to each issuance outlined in this Item 3.02, unless otherwise stated, the Company relied upon exemptions contained in Section 4(2) and/or in Regulation D promulgated under the Securities Act of 1933, as amended, to make such issuance.

Exercise of Warrants at $0.15 per Share under Warrant Offer Expiring November 30, 2007.

On October 2, 2007, the Company offered to amend all of its outstanding Warrant Agreements for a limited time, which, as extended, expired November 30, 2007 with respect to all exercises tendered as of such outside date. The Company received warrant exercises for an aggregate of $3,640,619, and will issue 24,270,793 shares of common stock to the persons who exercised such warrants. In addition, under the offer, those warrant holders that exercised at least 50%, but not all, of a warrant were entitled to have the unexercised balance of the warrant modified to permit cashless exercise of the remainder of the warrant. As a result of this provision, the investors participating in the warrant offer will have cashless exercise rights with respect to 1,507,417 shares of the common stock underlying their warrants.

Private Placement of Common Stock.

The Company has received subscriptions for an additional 10,380,980 shares of common stock at a purchase price of $0.15 per share ($1,557,147 in the aggregate) as of November 30, 2007. The Company will issue shares of common stock for all of such subscriptions. These common stock subscriptions were pursuant to a private placement and did not include any warrants or registration rights.

As a result of the warrant exercise referenced above, the Settlement Agreement with Mr. Hudson, and the private placement of Common Stock, an additional 36,651,773 shares of common stock of the Company have been or will be issued, all at an effective price of $0.15 per share. As a result of these issuances, pursuant to the weighted average anti-dilution formula contained in the warrants held by these persons (as well as additional holders of warrants of the Company issued in connection with its prior Units offering and its bridge loans to fund the acquisition of CentrePath, Inc. and Global Capacity Group, Inc.) has lowered the effective strike price for warrants previously purchasable at $0.45 per share to $0.35 per share (and for warrants previously purchasable at $0.65 per share to $0.48 per share).

Junior Secured Facility

In connection with the funding of Junior Secured Facility, the additional $2 million of advances expected to be funded by the New Lenders will result in the issuance of notes convertible into capital stock of the Company based upon a 20% discount to the average closing price of the Company’s common stock for the ten trading days immediately preceding the date of delivery of notice of conversion of the loan to equity. The New Lenders, upon the expected funding, will also be issued warrants to purchase up to 4 million shares of common stock, exercisable at $0.45 per share and expiring December 31, 2012, subject to anti-dilution adjustment (see paragraph above for current estimated adjustment). Assuming the full funding by the New Lenders, Aequitas will be issued a warrant to purchase 3 million shares of common stock at $0.45 per share, subject to anti-dilution adjustment.

Item 9.01	Financial Statements and Exhibits

(b)	Exhibits

10.1	Loan Agreement between the Company and Aequitas Capital Management, Inc.

10.2	Agreement between the Company and Thomas G. Hudson

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL GROWTH SYSTEMS, INC.

By:	/s/ Jim McDevitt
By: Jim McDevitt
Its: Chief Financial and Accounting Officer

Dated: December 6, 2007